Exhibit 10.1

DIAMOND OFFSHORE DRILLING, INC.

SHORT-TERM INCENTIVE PLAN

(Effective April 27, 2023)

1.	PURPOSE OF THE PLAN

The purpose of the Diamond Offshore Drilling, Inc. Short-Term Incentive Plan (the “Plan”) is to advance the best interests of Diamond Offshore Drilling, Inc. (the “Company”) and its subsidiaries by providing employees with additional incentives through the grant of cash awards based on the performance of the employee and/or the Company, thereby increasing the personal stake of employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company.

2.	ADMINISTRATION OF THE PLAN

2.1 The Plan shall be administered by the Compensation Committee or other designated committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants.

2.2 The Committee shall have authority to (a) designate the eligible employees (each, a “Participant”), if any, to be granted awards under the Plan, (b) establish conditions for receipt of an award and (c) establish the amount of an award, if any, to be granted to Participants and the terms thereof. The Committee may also, in its sole discretion, waive any eligibility, performance, or other criteria under the Plan in a manner favorable to a particular Participant or to Participants generally, upon such terms as the Committee deems appropriate. The Committee may also delegate some or all of its authorities under the Plan (with the exception of awards to the Chief Executive Officer) to the Chief Executive Officer or his or her designee.

2.3 No member of the Board of Directors, Committee, Chief Executive Officer or any other executive officer or employee shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith.

2.4 Nothing in this Plan or any agreement with respect to any award pursuant to this Plan is intended to or shall (a) prohibit or restrict a Participant from communicating about or reporting any possible violation of federal, state or local law or regulation to any governmental agency or entity, including, without limitation, the Securities and Exchange Commission, or any applicable self-regulatory organization, or making any other disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation, in each case without notice to the Company, or (b) limit the right of a Participant to receive an award for information provided to any such governmental agency or entity or self-regulatory organization. For the avoidance of doubt, the Company hereby confirms its consent to any such disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation by any Participant, notwithstanding anything to the contrary in this Plan or any agreement with respect to any award, except for information that is protected from disclosure by any applicable law or privilege.

3.	PARTICIPATION IN THE PLAN

Designated employees of the Company and its subsidiaries, and of partnerships or joint ventures in which the Company and its subsidiaries have a significant interest as determined by the Committee (all of such subsidiaries, partnerships and joint ventures being referred to in this Plan as “Subsidiaries”), shall be eligible to participate in the Plan. No employee shall become a Participant in the Plan for any Performance Period (as defined below) until such employee has received an award providing for such participation. Eligibility in the Plan in any given Performance Period shall not constitute a guarantee of eligibility in future Performance Periods. A current employee who becomes initially eligible to participate in the Plan after the commencement of a Performance Period shall be eligible to participate on a prorated basis for the remainder of the initial Performance Period. To be eligible for any Performance Award (as defined below) that is subject to a calendar year Performance Period, Participants must have been employed by the Company or its Subsidiary by September 30 of the Performance Period. For the avoidance of doubt, no member of the Committee shall be eligible to participate in the Plan.

4.	AWARDS UNDER THE PLAN

Awards under the Plan may be in the form of (a) performance awards pursuant to Section 4.1 (“Performance Awards”), (b) cash bonuses and awards pursuant to Section 4.2 and/or (c) any combination of the foregoing. The existence and terms of the Plan shall not limit the authority of the Board of Directors or the Committee in compensating employees of the Company and its Subsidiaries in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

4.1. Performance Awards

The Committee is authorized to grant Performance Awards in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine. Each grant of a Performance Award shall specify the amount and nature of the Performance Award to be received by the Participant subject to satisfaction of specified “Performance Objectives” within a specified “Performance Period.” Performance Awards shall be payable in cash.

The “Performance Period” with respect to each Performance Award shall be the period of time within which the Performance Objectives relating to that award are to be achieved. The Committee shall determine the length of the Performance Period. Generally, a Performance Period for Performance Awards shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year or a future calendar year. In addition, the Committee may establish Performance Periods beginning and/or ending on other dates (including, without limitation, Performance Periods of less or more than one calendar year).

The Committee shall establish written performance objectives it deems appropriate for a Performance Period (the “Performance Objectives”). Performance Awards shall be deemed to have been earned by a Participant based upon achievement of Performance Objectives specified by the Committee at the time of grant. The Performance Objectives shall be described in terms of Company-wide objectives or of objectives that are related to performance of the Participant or of the Subsidiary, division, department or function within the Company in which the Participant is employed. If the Performance Objectives applicable to the Participant change during the Performance Period due to Participant’s movement between Subsidiaries, divisions, departments or functions within the Company, the application of the Performance Objectives for purposes of calculating Performance Award payment amounts shall be prorated to the date of change to give partial effect to the mid-period adjustment. Performance Objectives relating to any particular grant of a Performance Award need not be the same as those relating to any other grant, whether made at the same or a different time. The Performance Objectives may include a threshold level of performance below which no payment will be made (“Threshold”), target levels of performance at which specified payments will be made (“Target”) and a maximum level of performance above which no additional payment will be made (“Stretch”). The Committee shall have the authority to make equitable adjustments to the Performance Objectives, including Threshold, Target and/or Stretch, (a) in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, (b) in response to changes in applicable laws or regulations or (c) to account for items of gain, loss or expense determined to be extraordinary or unusual in nature, infrequent in occurrence, out of the Company’s control, related to a merger or acquisition or disposal of a segment of a business, related to a change in accounting principles, related to a negative impact on Performance Objectives during the Performance Period for a future benefit outside of the Performance Period or related to any other unusual transaction or event. In addition, if events, transactions or conditions occur or exist that, in the sole judgment of the Committee, cause the Performance Objectives relating to a Performance Award to be an inappropriate measure of the achievement of the Participant, the Committee may change or adjust such Performance Objectives in its discretion.

Performance Awards shall designate a Target payment amount, expressed as a percentage of the Participant’s annual Base Salary (as defined below) in effect at the beginning of the Performance Period. If the Participant’s annual Base Salary is adjusted by the Company during the Performance Period, the Participant’s annual Base Salary for purposes of calculating Performance Award payment amounts shall be prorated to the date of adjustment to give partial effect to the mid-period adjustment. The amount of Performance Award payment under the Plan will depend on the level of achievement of the Performance Objectives for the Performance Period. As used in this Plan, “Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, premiums, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, determine the extent to which the Performance Award to which such Performance Period relates has been earned by the Participant through achievement of the relevant Performance Objectives. If achievement of Performance Objectives for the Performance Period falls between applicable Threshold, Target and Stretch goals, straight-line interpolation shall be used to determine the percentage of the Performance Award deemed to have been earned by the Participant in accordance with the award terms approved by the Committee. If the Threshold has not been attained, the Participant shall be deemed not to have earned the Performance Award. No Performance Award shall become payable to a Participant, including an executive officer of the Company, unless and until the Committee has certified the results of the Performance Objectives.

A Performance Award, to the extent that it has been earned, shall be distributed in a cash lump-sum no later than March 15 of the calendar year following the calendar year in which the Performance Period is completed. Except as otherwise provided below, a Participant’s Performance Award with regard to a specific Performance Period shall be forfeited if, as of the last day of the applicable Performance Period, the Participant is not actively employed by the Company

4.2 Cash Bonuses and Awards

The Committee, from time to time, may grant cash bonuses and other cash awards. The Committee may also delegate the authority to grant cash bonuses and awards in accordance with Section 2.2 and the policies adopted by the Committee. All bonuses and awards granted under this Section 4.2 shall be subject to such terms and conditions as the Committee, in its discretion, may determine from time to time; any such bonuses or awards granted under this Section 4.2 shall be paid no later than March 15 of the calendar year immediately following the calendar year in which such bonus or award was granted.

5.	ELIGIBILITY TERMS AND CONDITIONS

5.1 If a Participant’s employment with the Company or a Subsidiary is terminated by the Company for Cause (as defined below) at any time before payment of an award under this Plan, whether before or after the last day of a Performance Period, the Participant shall forfeit any and all amounts remaining to be paid to such Participant under the Plan.

5.2 Except as provided in Section 5.3, if a Participant’s employment with the Company or a Subsidiary is terminated voluntarily by the Participant before the end of an applicable Performance Period, such termination shall cause the Participant to forfeit all unpaid Performance Awards with regard to such Performance Period.

5.3 If a Participant’s employment with the Company or a Subsidiary has terminated because of the Participant’s death or Disability (as defined below) before the end of an applicable Performance Period, then the Participant will be eligible to receive a Performance Award payout based on presumed achievement at the Target level prorated from the beginning of the Performance Period to the date of termination. In such event, the Participant (or the Participant’s estate) shall receive a Performance Award payout calculated by multiplying the Target level of the Performance Objectives by a fraction, the numerator of which is the number of days the Participant was employed during the Performance Period and the denominator of which is the total number of days in the Performance Period. The Performance Award shall be distributed as soon as practicable following such termination of employment.

5.4 If a Participant’s employment with the Company or a Subsidiary is terminated by the Company without Cause before the end of an applicable Performance Period, the Participant will be eligible to receive a Performance Award payout consistent with the Company’s actual level of achievement against the applicable Performance Objectives, prorated from January 1 to the date of termination. After the Committee determines the outcome of achievement of the Performance Objectives, the amount of Performance Award payout that would have been earned if the Participant’s employment had not been terminated shall be multiplied by a fraction, the numerator of which is the number of days such Participant was employed during the Performance Period and the denominator of which is the total number of days in the Performance Period, and the Participant shall be paid the resulting Performance Award payout, if any, at the same time as payments to other active Participants.

5.5 Upon the occurrence of a Change in Control (as defined below), payouts on Performance Awards for the Performance Period during which the Change in Control occurs will be based on the sum of (a) the greater of (i) presumed achievement at the Target level or (ii) actual achievement of applicable Performance Objectives through the date of the Change in Control, plus (b) presumed achievement at the Target level for the remainder of the Performance Period beginning on the date following the Change in Control and ending on the last day of the Performance Period. The Performance Award payout shall be distributed as soon as practicable following such Change in Control. Notwithstanding the provision of Section 4.1, before or after a Change in Control the Committee shall not adjust the Performance Objectives or Threshold, Target, Stretch or other terms specified in a Performance Award in effect immediately prior to the Change in Control in a manner adverse to the Participant.

5.6 As used in this Plan, “Cause” as a reason for a Participant’s termination of employment shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or Subsidiary. If the Participant is not a party to an employment, severance or similar agreement with the Company or Subsidiary in which such term is defined, then “Cause” shall mean the Participant’s (a) indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (b) willful breach of the Participant’s obligations to the Company or Subsidiary; (c) willful misconduct, or any dishonest or fraudulent act or omission; (d) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or Subsidiary relating to the foregoing; (e) violation of the policies of the Company or Subsidiary on harassment, discrimination or substance abuse; or (f) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or Subsidiary.

As used in this Plan, “Change in Control” shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary, mean the consummation of any one of the following events:

(a) the acquisition by any person, entity or affiliated group in one or a series of transactions (other than the Company, any Subsidiary or any trustee or other fiduciary holding securities under any employee benefit plan of the Company), of more than 50% of the outstanding voting power of the Company;

(b) a merger, combination, amalgamation, consolidation, or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, or other resulting entity;

(c) a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company, other than (i) to a Subsidiary or (ii) in connection with a spinoff involving a Subsidiary or the then-current shareholders; or

(d) during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. As used in this paragraph (d), “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

As used in this Plan, “Disability” means, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary, the Participant’s inability to perform the essential duties, responsibilities and functions of the Participant’s position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. The Participant shall cooperate in all respects with the Company if a question arises as to whether the Participant has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

5.7 For the avoidance of doubt, nothing in this Plan amends or changes the terms of any other employment benefit or plan of the Company, including, without limitation, the Amended and Restated Supplemental Severance Plan, the Amended and Restated Key Employee Severance Plan and the Company Separation Pay and Benefits Policy, or the terms of any employment, severance or similar agreement with the Company or Subsidiary.

6.	ADDITIONAL PROVISIONS

6.1 The Board of Directors may, in its sole discretion, discontinue the Plan at any time, or amend the Plan from time to time. The Committee shall have the authority to amend any grant to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

6.2 Nothing in this Plan shall constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee or change the status of the Company or the policies of the Company regarding termination of employment or the Company’s ability to change employment terms, including job status, title, duties or compensation. The grant of an award under the Plan shall not constitute an assurance of continued employment for any period. In addition, a Participant’s continued employment does not guarantee a Participant’s continued participation in the Plan or any other incentive compensation plan sponsored by the Company.

6.3 Any award granted under the Plan may be canceled at any time with the consent of the holder and a new award may be granted to such holder in lieu thereof, which award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled award.

6.4 Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

6.5 No award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution, nor shall such right be subject to garnishment or attachment by Participant’s creditors or beneficiaries except as such amounts become due and payable according to the terms of this Plan.

6.6 Determinations by the Committee (or its delegate) under the Plan (including, without limitation, determinations of the persons to receive awards; the form, amount and timing of such awards; the terms and provisions of such awards and the agreements evidencing same; and determinations with respect to terminations of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

6.7 Notwithstanding any other provisions in this Plan, any award under the Plan that is subject to recovery under any law, governmental regulation, stock exchange listing requirement or any policy adopted by the Company will be subject to forfeiture, clawback and/or recoupment as may be required thereunder.

6.8 Unless otherwise provided for in an applicable award agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any awards under the Plan shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

6.9 This Plan is a bonus program of the Company and not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is not a “funded plan” under ERISA or any other applicable law that prescribes certain Participant rights and fiduciary obligations. Any funding for awards is for accounting purposes only and does not confer any rights on Participants with respect to any Company assets. To the extent that a Participant acquires a right to receive payment from the Company under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

6.10 The obligations of the Company under the Plan shall be binding upon any successor corporation or other entity which shall succeed to substantially all of the assets and business of the Company, and the term “Company,” whenever used in the Plan, shall mean and include any such corporation or other entity after such succession.